Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100

Ligand to Divest Combinatorial Compound Library and Screening Technology

for $1.8 Million

SAN DIEGO (October 7, 2010) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced that it has agreed to divest and sell its combinatorial chemical library and associated proprietary technology to Venenum Biodesign, LLC, an affiliate of Medical Diagnostic Laboratories, LLC, members of Genesis Biotechnology Group (GBG), for $1.8 million. Under the terms of the agreement, Ligand will receive $1 million at the close of the transaction, $800,000 over the next two years and 10% of all revenues from third party collaborations for three years.

The combinatorial chemistry asset, which Ligand obtained in the acquisition of Pharmacopeia in December 2008, comprises an encoded combinatorial library collection (ECLiPS) and an ultra-high throughput screening platform.

“While this screening technology was valuable in the discovery of multiple drug candidates for many of our existing collaborations, it is no longer required in the service of those collaborations and going forward it is not a priority for our research activities,” said John L. Higgins, President and Chief Executive Officer of Ligand. “This transaction with Venenum Biodesign reflects our ongoing strategy to focus resources on programs that will create the greatest long-term shareholder value.”

About Ligand Pharmaceuticals Incorporated

Ligand discovers and develops novel drugs that address critical unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, tissue-specific receptor ligand interactions and gene-expression tools. Among its peers, we believe Ligand has assembled one of the largest portfolio of assets including commercial therapies developed in partnership with pharmaceutical companies. Along with several internal programs, Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline (GSK), Merck, Pfizer, Roche, Bristol-Myers Squibb and AstraZeneca, and more than 30 programs in various stages of development.

About Venenum Biodesign

Venenum Biodesign http://www.venenumbiodesign.com is a research center located in the “Einstein’s Alley” research corridor in Hamilton, New Jersey. Venenum Biodesign is dedicated to early stage drug discovery on novel targets and to providing ultra-high-throughput screens, assay development and compound optimization services to academic institutions, non-profit research organizations and pharmaceutical companies in the US and internationally. Venenum Biodesign’s scientific staff have years of experience in assay development, high throughput screening, lead optimization, molecular biology and protein biochemistry.

Caution Regarding Forward-Looking Statements

This news release contains forward looking statements by Ligand that involve risks and uncertainties, including those related to the creation of long-term shareholder value, and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

# # #